Pacific State Bancorp Receives NASDAQ Deficiency Letter

Pacific State Bancorp, Inc. (the “Company”) (NASDAQ: PSBC), the parent company of Pacific State Bank , Stockton, California, today announced that it received a letter from The NASDAQ Stock Market (“NASDAQ”) dated September 15, 2009, notifying the Company that it is currently not in compliance with NASDAQ Listing Rule 5450(b)(1)(C) (the “Rule”), because the Company’s common stock has not maintained a minimum market value of publicly held shares of $5,000,000 during the preceding 30 consecutive trading days.

In accordance with Listing Rule 5810(c)(3)(D), the Company has 90 calendar days, or until December 14, 2009, to regain compliance with the Rule.  In order to regain compliance with the Rule, the market value of publicly held shares of the Company’s common stock must reach $5,000,000 or greater  for a minimum of 10 consecutive trading days.  If compliance cannot be demonstrated by that date, NASDAQ will notify the Company that its common stock will be delisted; this determination, if made, can be appealed to a Listing Qualifications Panel. Alternatively, the Company has the opportunity to apply to transfer the Company’s listed securities to The Nasdaq Capital Market.  The Company believes it currently meets the listing standards for The Nasdaq Capital Market.